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                                                                   EXHIBIT 10.28

                              SETTLEMENT AGREEMENT

This Agreement is entered into on the day and year subscribed below, by and between Dr. Gregg K. Hobbs
                  ("Hobbs") and QualMark Corporation, a Colorado corporation, hereinafter collectively referred to as the "Parties".

         In consideration of the monies agreed to be paid hereunder and the other promises and obligations contained herein, the parties agree as follows:

         1. The Final Award entered by the Arbitrator on November 17, 2003, shall be confirmed and Judgement will enter immediately in favor of Hobbs and against QualMark for the total amount of the final award, $410,729.30, less $2,021.04 previously collected as of October 1, 2003, from Wells Fargo Bank, for a total Judgement of $408,708.26, plus interest at the statutory rate of 8% per annum, compounded annually, from and after 6-20-03. Interest on the total amount of $410,729.30 shall accrue only from June 20 to October 1, 2003. In the event of default as described herein, the interest rate would become 18% per annum, compounded monthly, from and after 6-20-03. The parties agree that their counsel shall execute and file with Denver District Court the Stipulated Motion for Entry of Judgement attached hereto no later than February 18, 2004.

         2. Execution on such Judgement shall be stayed for so long as all payments described below are made on time. Time is of the essence. In the event that any such payment is not timely made, and default hereunder shall be deemed to have occurred hereunder in the event that any payment is not timely made, then Hobbs shall be entitled to immediate execution on the Judgement, less any amounts previously paid, plus all interest and other additions referred to herein. QualMark shall withdraw all objections and motions directed at challenging the confirmation of the award.

         3. The Judgement shall be as follows:

                  A. The sum of $264,109.00 shall be paid on or before 5:00 PM, Tuesday, February 17, 2004.

                  B. The balance remaining after the payment due February 17, 2004, is made, including interest earned up until that date is $166,323.22, which shall be paid in monthly installments with the first payment of $19,539.28, including interest from February 17, 2004, through March 31, 2004, being due March 31, 2004, and continuing in equal monthly installments of $19,101.83 due before 5:00 PM on the last day of the next 8 months with the last payment being due on November 30, 2004.

         4. There is no grace period for making any of the payments described above. Hobbs is not required to send out anything in the form of a notice of default. All payments must be physically received in the office of counsel for Hobbs, (C/O James R. Benson, Jr., or Jack M. Merritts, 303 East 17th Avenue, Suite 800, Denver, CO 80203) on or before their due date, and shall be in the form of cash, cashier's check written on a bank in the Denver metro area, or a check drawn on QualMark's attorney's COLTAF account. In the alternative, QualMark may make such payments by wire transfer to the COLTAF account of one of the above attorneys for Hobbs, as long as such payment is credited to such account before its due date and time. Any payment attempted to be made by QualMark by any other means shall be deemed to be no payment at all. It shall be the sole responsibility of QualMark to ensure that all payments are made on time and it shall be solely responsible for whatever means it deems necessary to make timely delivery and receipt of such payments.

         Wire transfers to Jack M. Merritts' firm should be directed as follows:

                  BURNS, WALL SMITH AND MUELLER, P.C.
                  COLTAF Trust Account
                  Account No. 40-81565
                  Colorado State Bank and Trust
                  ABA No. 1020 00607

         5. In the event QualMark defaults on any of the payments referred to herein, the obligation amount shall immediately increase by an additional $30,000.00,which would bear interest at the default rate stated above, from and after the date of default. In

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addition, QualMark, in the event of such default, agrees to direct its attorneys to immediately enter into a Stipulated Motion with Hobbs' counsel to increase the amount remaining on the Judgement entered pursuant to this Agreement by that $30,000.00.

         6. Hobbs agrees to immediately withdraw his objections to the release to QualMark of all garnished funds now held by U.S. Bank pursuant to garnishments served on it by him, as long as those funds necessary for the initial payment of $264,109.00 described above are simultaneously paid to him.

         7. Hobbs and QualMark are free to file whatever motions they deem necessary in the Denver District Court to recover reasonable attorneys fees and costs incurred after June 20, 2003, and prior to the date hereof.

         8. In the event that Hobbs engages in further legal proceedings in order to collect on his Judgement, the prevailing party such proceedings shall be entitled to recover his or its reasonable attorneys fees and costs incurred in such collection efforts or in opposition thereto.

         9. The parties state that they have sought legal advice with regard to this Agreement and they are signing it in reliance on the advice of their legal counsel.

         10. The person signing on behalf of QualMark below hereby represents that he has the authority of QualMark to execute this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

         11. This Agreement may be signed in counterparts which taken together shall have the effect of one Agreement executed by all parties. It is further agreed that facsimile signatures are acceptable from all parties and shall have the same binding effect as original signatures.

Date: 13 February                                /s/ Gregg K. Hobbs
                                         ---------------------------------------
                                         Gregg K. Hobbs

                                         QualMark Corporation

Date:    February 13, 2004               By:     /s/ Charles D. Johnston
                                         ---------------------------------------
                                         Charles Johnston, its President

                                 ACKNOWLEDGEMENT

State of Colorado

County of Adams

         This will acknowledge that Gregg K. Hobbs personally appeared before me and acknowledged that he executed the above document on this 13 day of February 2004.

                                                 /s/ Sharon Cary
                                         ---------------------------------------
                                         Notary Public

My Commission Expires: 5/19/07

State of Colorado

County of Denver

         This will acknowledge that Charles Johnston, as President of QualMark Corporation, personally appeared before me and acknowledged that he executed the above document on this 13 day of February 2004.

                                                 /s/ Jenette Garding
                                         ---------------------------------------
                                         Notary Public

My Commission Expires: 3/1/06